GMAC

Commercial Mortgage

Annual Statement as to Compliance

For the Year Ended December 31, 2002

Structured Asset Securities Corp

CDC Commercial Trust

Series 2002 FX1

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:

A review of the activities of GMAC Commercial Mortgage Corporation, as Master Servicer during the period, and of its performance under this Pooling and Servicing Agreement, has been made under my supervision.

To the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation, as Master Servicer, has fulfilled in all material respects its obligations under this Pooling and Servicing Agreement throughout the period.

GMAC Commercial Mortgage Corporation, as Master Servicer, has received no notice regarding qualifications, or challenging the status as a REMIC from the Internal Revenue Service or any other governmental agency or body.

GMAC COMMERCIAL MORTGAGE CORPORATION

Brian T. Stauffer

By: Brian T. Stauffer

Title: Senior Vice President

Date: February 20, 2003

.482A

200 Witmer Road P.O. Box 1015 Horsham, PA 19044 8015